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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) : MARCH 2, 2001




                                IDEX CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

          DELAWARE                      1-10235                36-3555336
(State or other jurisdiction of       (Commission           (I.R.S. Employer
 incorporation or organization)       File Number)         Identification No.)


   630 DUNDEE ROAD, NORTHBROOK, ILLINOIS                         60062
  (Address of principal executive offices)                     (Zip Code)

                  Registrant's telephone number: (847) 498-7070


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Item 5.  Other Information

On March 1, 2001, IDEX Corporation announced that it expects earnings per diluted share for the first quarter to be in the range of 32 to 37 cents. In the same period last year, IDEX earned 52 cents, and in the fourth quarter, the company earned 44 cents. The decline in profits is primarily attributable to continuing weakness in several of the company's important end-markets.

While all of IDEX's businesses remain profitable, the company is currently experiencing lower earnings than anticipated. This profit decline is primarily associated with continuing weak conditions in the U.S. manufacturing sector which are causing significant year-over-year volume declines at base businesses of the Company. IDEX has seen this weakness in the automotive, chemical processing, fire and rescue and other industrial markets. These are similar problems that many of IDEX's peers and customers are facing. The Company's management believes that it is not losing market share and international business activity levels in its markets continue to remain relatively strong.

Based on IDEX's incoming order pace, the Company's management believes IDEX's sales and earnings will strengthen in the second quarter. However, IDEX expects earnings per share will likely be 10 to 15 percent lower than the 57 cents earned in the comparable quarter of 2000. IDEX operates with a very small backlog of unfilled orders, and is not able to assess how long the softness in these markets will last.

The Company's management continues to believe IDEX is well positioned for the future, with diversity in products and markets served and leading positions in its niches. The Company's management is confident the company will benefit in 2001 from its continued emphasis on profitable growth, the margin improvement initiatives of Six Sigma, global sourcing and E-Business, and also the use of strong cash flow to cut debt and interest expense. IDEX continues to pursue acquisitions to drive longer-term profitable growth of the company.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                       IDEX Corporation





         March 2, 2001                 /s/   WAYNE P. SAYATOVIC
                                       -------------------------------
                                             Wayne P. Sayatovic
                                       Senior Vice President--Finance,
                                        And Chief Financial Officer